Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES A NEW DIRECTOR

RADNOR, PA (BusinessWire) December 10, 2009 – Penn Virginia Corporation (NYSE: PVA) today announced that John U. Clarke was elected to the Company’s Board of Directors.

Mr. Clarke is President of Concept Capital Group, Inc., a financial and strategic advisory firm.  Previously, Mr. Clarke was President and Chief Executive Officer of NATCO Group Inc., an oil services company, until its sale to Cameron International Corp. in November 2009.  Mr. Clarke served as Chairman and Interim Chief Executive Officer of NATCO from September 2004 to December 2004 and was an independent director of NATCO since February 2000.

Prior to joining NATCO, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment firm, Executive Vice President and Chief Financial Officer of Dynegy Inc., an energy trading company, a Managing Director of Simmons & Co. International, an energy investment banking firm, Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corp., an oil and gas company, Senior Vice President and Chief Financial Officer of Transco Energy Company, an interstate pipeline company, and worked in various finance positions with Tenneco Inc., an interstate pipeline company.  Mr. Clarke has served on the boards of a number of public companies, including NATCO, Allwaste, Houston Exploration Company and Harvest Natural Resources Inc., as well as several private companies and non-profit organizations.  He earned a B.A. in Economics from the University of Texas and an M.B.A. from Southern Methodist University.

A. James Dearlove, President and Chief Executive Officer, said, “Penn Virginia is very pleased to announce the addition of Mr. Clarke to our Board of Directors.  John’s extensive energy industry experience should prove valuable to the Company.”

******

Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the East Texas, Mississippi, the Mid-Continent region and the Appalachian Basin.  PVA also owns approximately 51 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.